Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2022, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of TETRA Technologies, Inc. on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of said reports in the Registration Statements of TETRA Technologies, Inc. on Form S-3 (File No. 333-230818, effective May 1, 2019) and Forms S-8 (File No. 333-166537, effective May 15, 2010, File No. 333-183030, effective August 2, 2012, File No. 333-215283, effective December 22, 2016, File No. 333-224679, effective May 26, 2021, and File No. 333-256494, effective May 26, 2021).

/s/ GRANT THORNTON LLP

Houston, Texas
February 28, 2022